Exhibit 107

Calculation of Filing Fee Tables

S-8

(Form Type)

Adagio Medical Holdings, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered (1)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Newly Registered Securities
Fees to Be Paid	Equity	Common Stock, par value $0.0001 per share, reserved for issuance under the 2024 Equity Incentive Plan	457(c)and 457(h)	1,725,144(2)	$0.96(3)	$1,656,138.24	$0.00015310	$253.55
	Total Offering Amounts					$1,845,904.08		$253.55
	Total Fees Previously Paid							$-
	Total Fee Offsets							$-
	Net Fee Due							$253.55

(1) Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall automatically also cover any additional shares of the Registrant’s Common Stock that become issuable under the Adagio Medical Holdings, Inc. 2024 Equity Incentive Plan (“2024 Plan”) by reason of any stock dividend, stock split, recapitalization or similar transaction effected without the Registrant’s receipt of consideration which would increase the number of outstanding shares of Common Stock.

(2) Represents an increase in the number of shares of Common Stock reserved for issuance pursuant to future awards under the 2024 Plan as a result of the annual evergreen increase in Section 3(a) of the 2024 Plan.

(3) Pursuant to Rule 457(c) and 457(h) under the Securities Act, and solely for the purpose of calculating the registration fee, the proposed maximum offering price per share is $0.96, which is the average of the high and low prices of shares of Common Stock on The Nasdaq Capital Market on March 26, 2025 (such date being within five business days of the date that this Registration Statement was filed with the U.S. Securities and Exchange Commission).